Comdisco, Inc. and Subsidiaries
Exhibit 11.00
COMPUTATION OF EARNINGS PER COMMON SHARE
(in millions except per share data)

                                                     Three Months              Nine Months
                                                         ended                   ended
                                                        June 30,                June 30,
                                                   2000        1999         2000      1999
                                                   ----        ----         ----      ----
   Average shares outstanding--basic .........      151         152          152       152
   Effect of dilutive options ................       10          12           10        10
                                                   ----        ----         ----      ----
   Average shares outstanding--diluted .......      161         164          162       162
                                                   ====        ====         ====      ====
   Net earnings to  common stockholders           $  17       $  36        $ 101     $  18
                                                   ====        ====         ====      ====
   Net earnings per common share:

              Basic ..........................    $ .11       $ .23        $ .66     $ .12
                                                   ====        ====         ====      ====
              Diluted ........................    $ .10       $ .22        $ .62     $ .11
                                                   ====        ====         ====      ====







                                      -70-